Exhibit 99.6
AMENDMENT TO THE AMENDED AND RESTATED
AMERITRADE HOLDING CORPORATION ASSOCIATES
401 (k) PROFIT SHARING PLAN AND TRUST
Ameritrade Holding Corporation Associates 401(k) Profit Sharing Plan and Trust as amended and restated as of January 1, 2004 (herein referred to as the Plan) is hereby amended as follows, all effective as of January 1, 2004 unless otherwise specified:
     1. Effective as of January 1, 2006, Section 1.11A, DESIGNATED ROTH CONTRIBUTION, is hereby added to the Plan, immediately after Section 1.11 thereof, to read in its entirety as follows:
     “Designated Roth Contribution” means the portion of a Participant’s Elective Contributions that are designated as Designated Roth Contributions in accordance with Section 4.2A.
     2. Effective as of January 1, 2006, Section 1.47, PARTICIPANT’S ELECTIVE ACCOUNT, is hereby amended to read in its entirety as follows:
     “Participant’s Elective Account” means the account established and maintained by the Administrator for each Participant with respect to the Participant’s total interest in the Plan and Trust resulting from the Employer Elective Contributions used to satisfy the “Actual Deferral Percentage” tests. A separate accounting shall be maintained with respect to that portion of the Participant’s Elective Account attributable to Elective Contributions pursuant to Section 4.2, Designated Roth Contributions pursuant to Section 4.2A (which separate accounting shall sometimes be referred to in the Plan by reference to the Participant’s Roth Contribution Account), and any Employer Qualified Non-Elective Contributions.
     3. Effective as of January 1, 2006, Section 1.54A, ROTH CONTRIBUTION ACCOUNT, is hereby added to the Plan, immediately after Section 1.54 thereof, to read in its entirety as follows:
     “Roth Contribution Account” with respect to any Participant means the subaccount under the Participant’s Elective Account which consists solely of Designated Roth Contributions (and adjustments thereto in accordance with the Plan).
     4. Section 2.1, POWERS AND RESPONSIBILITIES OF THE EMPLOYER, is hereby amended in its entirety to read as follows:
     (a) In addition to the general powers and responsibilities otherwise provided for in this Plan, the Employer shall be empowered to appoint and remove the Trustee and the Administrator from time to time as it deems necessary for the proper administration of the Plan to ensure that the Plan is being operated for the exclusive benefit of the Participants and their Beneficiaries in accordance with the terms of the Plan, the Code, and the Act. The Employer may appoint counsel, specialists, advisers, agents (including any nonfiduciary agent) and other persons as the Employer deems necessary or desirable in connection with the exercise of its fiduciary duties under this Plan. The Employer may compensate such agents or advisers from the assets of the Plan as fiduciary expenses (but not including any business (settlor) expenses of the Employer), to the extent not paid by the Employer. The Employer may, by written agreement or designation, appoint a discretionary Trustee who will be responsible for the selection of investment funds offered under the Plan; or the Employer may appoint an Investment Manager (qualified under the Investment Company Act of 1940 as amended), investment adviser, or other agent to provide direction to the Trustee with respect to any or all of the Plan’s assets.
     (b) The Employer or its delegate shall communicate any Plan liquidity needs to the Trustee, who shall coordinate such Plan needs with its investment policy. The communication of such needs, however, shall not constitute a directive to the Trustee as to the investment of the Trust Fund. The Employer, or its delegate, may establish an investment policy.
     (c) The Employer shall periodically review the performance of any Fiduciary or other person to whom duties have been delegated or allocated by it under the provisions of this Plan or pursuant to procedures established hereunder. This requirement may be satisfied by formal periodic review by the Employer or by a qualified person specifically designated by the Employer, through day-to-day conduct and evaluation, or through other appropriate ways.
     5. Subsection 4.2(j), PARTICIPANT’S SALARY REDUCTION ELECTION, is hereby amended in its entirety to read as follows:
     (j) The Employer and the Administrator shall implement the salary reduction elections provided for herein in accordance with the following:
(1) A Participant must make an initial salary deferral election within a reasonable time, not to exceed thirty (30) days, after entering the Plan pursuant to Section 3.2. If the Participant fails to make an initial salary deferral election within such time, then such Participant may thereafter make an election in accordance with the rules governing modifications. The Participant shall make such an election by entering into a written salary reduction agreement with the Employer and filing such agreement with the Administrator. Such election shall initially be effective beginning with the pay period following the acceptance of the salary reduction agreement by the Administrator, shall not have retroactive effect and shall remain in force until revoked.

(2) A Participant who is hired by Employer on or after September 1, 2005, and does not, upon written notice from the Administrator, affirmatively elect otherwise, shall be automatically subject to the Default Election effective with the first pay period beginning at least fifteen days after the date the Participant receives such notice.
Any Eligible Employee hired by Employer on or before August 31, 2005, and who has not executed a written salary reduction agreement or has failed to make an initial written salary deferral election of any amount (including 0%), and does not, upon written notice from the Administrator, affirmatively elect otherwise, shall be subject to the Default Election effective on the later of: (A) January 1, 2006, and (B) the date such Eligible Employee becomes a Participant.
No Participant shall be subject to the Default Election unless such Participant receives a written notice from the Administrator which explains the Default Election and includes a statement that the Participant may prevent application of the Default Election by notifying the Administrator and giving directions necessary for the Employee to provide such notification.
(3) A Participant who is subject to the Default Election shall be deemed to have made a deferral election pursuant to Section 4.2(j)(1) in an amount equal to 3% of such Participant’s Compensation (a Default Election) as an Employer Elective Contribution to the Plan. Amounts deferred by a Participant pursuant to the Default Election shall be subject to all the terms and conditions of the Plan in the same manner as amounts otherwise deferred under Section 4.2(j)(1).
(4) A Participant may modify a prior election or the Default Election during the Plan Year and concurrently make a new election by filing a written notice with the Administrator within a reasonable time before the pay period for which such modification is to be effective. However, modifications to a salary deferral election shall only be permitted monthly, during election periods established by the Administrator prior to the first day of each month. Any modification shall not have retroactive effect and shall remain in force until revoked.
(5) A Participant may elect to prospectively revoke the Participant’s salary reduction agreement in its entirety (or in the case of a Default Election, a Participant may elect to cease his or her Employer Elective Contributions) at any time during the Plan Year by providing the Administrator with thirty (30) days written notice of such revocation (or upon such shorter notice period as may be acceptable to the Administrator). Such revocation shall become effective as of the beginning of the first pay period coincident with or next following the expiration of the notice period. Furthermore, the termination of the Participant’s employment, or the cessation of participation for any reason, shall be deemed to revoke any salary reduction agreement or Default Election then in effect, effective immediately following the close of the pay period within which such termination or cessation occurs.
(6) In the case of any Datek Participant who is an Eligible Employee as of the Effective Date, the salary reduction agreement in effect under the Datek Plan with respect to such Datek Participant as of December 31, 2003 shall be treated as a salary reduction agreement made pursuant to the Plan as of the Effective Date unless and until such salary reduction agreement is revoked or modified in accordance with the terms and conditions of the Plan.
     6. Effective as of January 1, 2006, Section 4.2A, DESIGNATED ROTH CONTRIBUTIONS, is hereby added to the Plan, immediately after Section 4.2 thereof, to read in its entirety as follows:
     (a) Beginning as of January 1, 2006, a Participant may, at the time the Participant files a deferral election (or any modification of an earlier election), irrevocably designate all or any portion of the Elective Contributions that are contributed to the Plan pursuant to such deferral election as Designated Roth Contributions. Any Elective Contributions that are Designated Roth Contributions shall be included in the Participant’s gross income at the time the Participant would otherwise have received the amount of the contribution in cash if the Participant had not elected to designate the contribution as a Designated Roth Contribution. Except as otherwise provided in the Plan, Designated Roth Contributions shall be considered to be Elective Contributions.
     (b) Amounts designated by a Participant as Designated Roth Contributions shall be allocated to that Participant’s Roth Contribution Account.
     (c) The balance in each Participant’s Roth Contribution Account shall be fully Vested at all times and, except as otherwise provided herein, shall not be subject to Forfeiture for any reason.
     7. Effective as of January 1, 2006, Section 4.4(b)(1), 2, 4(i) and 4(ii) only are hereby amended to read in their entirety as follows:
     (b) The Employer shall provide the Administrator with all information required by the Administrator to make a proper allocation of the Employer contributions for each Plan Year. Within a reasonable period of time after the date of receipt by the Administrator of such information, the Administrator shall allocate such contribution as follows:
(1) With respect to the Employer Elective Contribution made pursuant to Section 4.1(a) (other than any portion that is a Designated Roth

Contribution pursuant to Section 4.2A), to each Participant’s Elective Account in an amount equal to each such Participant’s Deferred Compensation attributable to Employer Elective Contributions (other than any portion that is a Designated Roth Contribution) for the year. With respect to the portion of the Employer Elective Contribution made pursuant to Section 4.1(a) that is a Designated Roth Contribution pursuant to Section 4.2A, to each Participant’s Roth Contribution Account in an amount equal to each such Participant’s Deferred Compensation attributable to Designated Roth Contributions for the year.
(2) With respect to the Employer Non-Elective Contribution made pursuant to Section 4.1(b), to eligible Participants’ Accounts in accordance with Section 4.1(b).
(4) With respect to the Employer Non-Elective Contribution made pursuant to Section 4.1(d), in the following manner:
(i) A dollar amount equal to 5.7% of the sum of each Participant’s total Compensation plus Excess Compensation shall be allocated to each eligible Participant’s Account. If the Employer does not contribute such amount for all eligible Participants, each eligible Participant will be allocated a share of the contribution in the same proportion that the eligible Participant’s total Compensation plus the eligible Participant’s total Excess Compensation for the Plan Year bears to the total Compensation plus the total Excess Compensation of all eligible Participants for that year.
(ii) The balance of the Employer Non-Elective Contribution over the amount allocated above, if any, shall be allocated to each eligible Participant’s Account in the same proportion that the eligible Participant’s total Compensation for the Plan Year bears to the total Compensation of all eligible Participants for such year.
     The remainder of Section 4.4(b)(4) of the Plan shall remain unchanged.
     8. Effective as of January 1, 2006, Section 4.4(c) is hereby amended to read in its entirety as follows:
     (c) As of each Anniversary Date any amounts which became Forfeitures since the last Anniversary Date (reduced by the amount of any such Forfeitures used to restore previous forfeitures) shall first be used to pay any Plan expenses which are not otherwise paid by the Employer or which are not charged to Participants’ Accounts under the Plan and shall then be allocated to eligible Participants’ Accounts and used to reduce the applicable contribution of the Employer hereunder for the Plan Year in which such Forfeitures occur in the following manner:

(1) Forfeitures attributable to Employer matching contributions made pursuant to Section 4.1(b) shall be used to reduce the Employer contribution for the Plan Year in which such Forfeitures occur. If no Employer matching contribution is made during the Plan Year, the Forfeitures shall then be allocated among Participant’s Accounts of those Participants otherwise eligible to share in the allocation of Employer matching contributions in accordance with Section 4.1(b) based upon the same proportion that each such Participant’s Elective Contributions for the Plan Year bears to the total Participants’ Elective Deferral Contributions of all such Participants for the Plan Year.
(2) Forfeitures attributable to Employer discretionary contributions made pursuant to Section 4.1(d) shall be allocated among the Participants’ Accounts of Participants otherwise eligible to share in the allocation of discretionary contributions for the year in the same proportion that each such Participant’s Compensation for the year bears to the total Compensation of all such Participants for the year.
Notwithstanding the foregoing, (i) in the event the allocation of Forfeitures provided herein shall cause the “annual addition” (as defined in Section 4.9) to any Participant’s Account to exceed the amount allowable by the Code, the excess shall be reallocated in accordance with Section 4.10, and (ii) in no event shall any Forfeitures be allocated to a Participant’s Roth Contribution Account.
          9. Effective as of January 1, 2006, Section 4.4(e) is hereby amended to read in its entirety as follows:
     (e) As of each Valuation Date, any earnings or losses (net appreciation or net depreciation) of the Trust Fund shall be allocated in the same proportion that each Participant’s and Former Participant’s time weighted average nonsegregated accounts bear to the total of all Participants’ and Former Participants’ time weighted average nonsegregated accounts as of such date. Earnings or losses with respect to a Participant’s Directed Account shall be allocated in accordance with Section 4.12.
          Participants’ transfers from other qualified plans deposited in the general Trust Fund shall share in any earnings and losses (net appreciation or net depreciation) of the Trust Fund in the same manner provided above.
          Each segregated account maintained on behalf of a Participant shall be credited or charged with its separate earnings and losses. Without limiting the generality of the foregoing, with respect to a Participant’s Roth Contribution Account:

(1) The Trustee shall maintain separate recordkeeping, including records of the Participant’s investment in the contract with respect to such account in accordance with section 402A of the Code.
(2) Contributions and withdrawals of amounts that constitute Designated Roth Contributions shall be credited and debited to the applicable Participant’s Roth Contribution Account.
(3) Gains, losses and other credits or charges will be separately allocated on a reasonable and consistent basis to the Roth Contribution Account and other accounts under the Plan.
(4) The foregoing requirements with respect to a Participant’s Roth Contribution Account shall apply at the time the Designated Roth Contribution is contributed to the Plan and shall continue to apply until the Roth Contribution Account is completely distributed.
     10. Effective as of January 1, 2006, Section 4.6, ADJUSTMENT TO ACTUAL DEFERRAL PERCENTAGE TESTS, is hereby amended to add Section 4.6(e), immediately after Section 4.6(d) thereof, to read in its entirety as follows:
     (e) Notwithstanding the foregoing, if a Highly Compensated Participant has made elective contributions (other than Designated Roth Contributions) and Designated Roth Contributions to the Plan for a Plan Year, such Participant shall be permitted to elect whether and the extent to which any Excess Contributions for such Plan Year are to be attributed to Elective Contributions (other than Designated Roth Contributions) or Designated Roth Contributions. Any such designation shall be made in accordance with rules established by the Committee.
     11. Effective as of January 1, 2006, Section 4.11(h) is hereby amended to read in its entirety as follows:
     (h) The Administrator, operationally and on a nondiscriminatory basis, may limit the source and type of rollover contributions that may be accepted by the Plan. Unless otherwise specified by the Administrator, in no event shall rollover contributions consist of after-tax employee contributions, Roth contributions (within the meaning of Section 402A of the Code) or other amounts which would not otherwise be includible in gross income.
     12. Effective as of September 1, 2005, Subsection 4.12(a), DIRECTED INVESTMENT ACCOUNT, is hereby amended in its entirety to read as follows:
     (a) Participants may, subject to a procedure established by the Administrator (the Participant Direction Procedures) and applied in a uniform nondiscriminatory manner, direct the Trustee, in writing (or in such other form which is acceptable to the Trustee), to invest all of their accounts in specific assets, specific funds or other investments permitted under the Plan and the Participant Direction Procedures. That portion of the interest of any Participant so invested will thereupon be included in the Participant’s Directed Account. In the event Participant does not direct the investment of such accounts pursuant to this Section 4.12(a), including any account established as a result of a Default Election pursuant to Section 4.2(j), the Trustee, subject to guidelines it established and applies in a uniform nondiscriminatory manner, shall invest such accounts on behalf of a Participant. Participants may modify a prior investment election made by the Participant, or investment election made by the Trustee on behalf of the Participant, in accordance with the Participation Direction Procedures.
     13. Effective as of January 1, 2006, Section 4.12(b) is hereby amended to read in its entirety as follows:
     (b) As of each Valuation Date, all Participant Directed Accounts shall be charged or credited with the net earnings, gains, losses and expenses as well as any appreciation or depreciation in the market value using publicly listed fair market values when available or appropriate as follows:
(1) to the extent that the assets in a Participant’s Directed Account are accounted for as pooled assets or investments, the allocation of earnings, gains and losses of each Participant’s Directed Account shall be based upon the total amount of funds so invested in a manner proportionate to the Participant’s share of such pooled investment;
(2) to the extent that the assets in the Participant’s Directed Account are accounted for as segregated assets, the allocation of earnings, gains and losses from such assets shall be made on a separate and distinct basis; and
(3) to the extent that the assets in the Participant’s Directed Account are attributable to the investment of Designated Roth Contributions, such assets shall be treated as segregated assets and shall be held in a separate subaccount and the following shall apply with respect to such subaccount:
(i) The Trustee shall maintain separate recordkeeping, including records of the Participant’s investment in the contract in accordance with section 402A of the Code;
(ii) Contributions and withdrawals shall be credited and debited to the applicable subaccount;
(iii) Gains, losses and other credits or charges will be separately allocated on a reasonable and consistent basis to the subaccount and other accounts under the Plan; and

(iv) The requirements of paragraphs (i), (ii) and (iii) shall apply until the amounts attributable to Designated Roth Contributions (as adjusted) are completely distributed.
     14. Effective as of September 1, 2005, Subsection 4.12(d), DIRECTED INVESTMENT ACCOUNT, is hereby amended by inserting the following sentence at the beginning of Section 4.12(d):
     (d) The Participant Direction Procedures shall provide an explanation of the circumstances under which the Trustee may invest a Participant’s accounts and the guidelines the Trustee will follow in determining which assets, funds or other investments permitted by the Plan, in which the Trustee will invest such accounts.
     15. Effective as of March 28, 2005, Subsection 6.4(a), DETERMINATION OF BENEFITS UPON TERMINATION, is hereby amended in its entirety to read as follows:
(a) (i) If a Participant’s employment with the Employer is terminated for any reason other than death or retirement, then such Participant shall be entitled to such benefits as are provided hereinafter pursuant to this Section 6.4.
     (ii) Distribution of the funds due to a Terminated Participant shall be made on the occurrence of an event which would result in the distribution had the Terminated Participant remained in the employ of the Employer (upon the Participant’s death or Normal Retirement). However, at the election of the Participant, the Administrator shall direct the Trustee that the entire Vested portion of the Terminated Participant’s Combined Account be payable to such Terminated Participant. Any distribution under this paragraph shall be made in a manner which is consistent with and satisfies the provisions of Section 6.5, including, but not limited to, all notice and consent requirements of Code Section 411(a)(11) and the Regulations thereunder.
     (iii) If the value of a Terminated Participant’s Vested benefit does not exceed $1,000 and the Participant does not elect to have such distribution paid directly to the Participant or to an eligible retirement plan specified by the Participant in a direct rollover, then the Administrator shall direct the Trustee to cause the entire Vested benefit to be paid to such Participant in a single lump sum.
     16. Paragraph 7.1(a)(1), BASIC RESPONSIBILITIES OF THE TRUSTEE, is hereby amended in its entirety to read as follows:

(1) Consistent with ERISA 404(c) to invest, manage, and control the Plan assets subject, however, to the direction of a Participant with respect to Participant Directed Accounts or an Investment Manager;
     17. Subsection 7.1(b), but not the four numbered subsections thereunder, BASIC RESPONSIBILITIES OF THE TRUSTEE, is hereby amended in its entirety to read as follows:
     (b) In the event that the Trustee shall be directed by a Participant (pursuant to the Participant Direction Procedures) or an Investment Manager with respect to the investment of any or all Plan assets, the Trustee shall have no liability with respect to the investment of such assets, but shall be responsible only to execute such investment instructions as so directed.
Subsection 7.1(b)(1), (2), (3), and (4) remain unchanged
     18. Effective as of January 1, 2006, Section 7.12(b)(2) is hereby amended to read in its entirety as follows:
(2) An “eligible retirement plan” is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401 (a), that accepts the “distributee’s” “eligible rollover distribution.” However, in the case of an “eligible rollover distribution” to the surviving spouse, an “eligible retirement plan” is an individual retirement account or individual retirement annuity. An “eligible retirement plan” also includes an annuity contract described in Code Section 403(b) or an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from the Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p). In the case of a rollover of Designated Roth Contributions, an eligible retirement plan shall include only a plan that would otherwise constitute an eligible retirement plan and that includes a designated Roth account of the Participant with respect to whom the rollover is to be made or a Roth individual retirement account of such Participant.
     19. Section 10.11, NAMED FIDUCIARIES AND ALLOCATION OF RESPONSIBILITIES, is hereby amended in its entirety to read as follows:
     The “named Fiduciaries” of this Plan are (1) the Employer, (2) the Administrator, (3) the Trustee and (4) any Investment Manager appointed hereunder. The named Fiduciaries shall have only those specific powers, duties, responsibilities, and obligations as are specifically given them under the Plan including, but not limited to, any agreement allocating or delegating their responsibilities, the terms of which are incorporated herein by reference. In general, the Employer shall have the sole responsibility for making the contributions provided for under Section 4.1; and shall have the authority to appoint and remove the Trustee and the Administrator; and to amend or terminate, in whole or in part, the Plan. The Administrator shall have the sole responsibility for the administration of the Plan, including, but not limited to, the items specified in Article II of the Plan, as the same may be allocated or delegated thereunder. The Administrator shall act as the named Fiduciary responsible for communicating with the Participant according to the Participant Direction Procedures. The Trustee shall have the sole responsibility of management of the assets held under the Trust, except to the extent directed pursuant to Article II or with respect to those assets, the management of which has been assigned to an Investment Manager, who shall be solely responsible for the management of the assets assigned to it, all as specifically provided in the Plan. Each named Fiduciary warrants that any directions given, information furnished, or action taken by it shall be in accordance with the provisions of the Plan, authorizing or providing for such direction, information or action. Furthermore, each named Fiduciary may rely upon any such direction, information or action of another named Fiduciary as being proper under the Plan, and is not required under the Plan to inquire into the propriety of any such direction, information or action. It is intended under the Plan that each named Fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under the Plan as specified or allocated herein. No named Fiduciary shall guarantee the Trust Fund in any manner against investment loss or depreciation in asset value. Any person or group may serve in more than one Fiduciary capacity.
       IN WITNESS WHEREOF, this Amendment to the Plan has been executed this 22 day of December, 2005.

By:	/s/ MICHAEL D. CHOCHON
Name:	Michael D. Chochon
Title:	Treasurer